Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Axonics Modulation Technologies, Inc.
Irvine, California

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-234546) and Form S-8 (No.333-228170) of Axonics Modulation Technologies, Inc. of our report dated March 4, 2020, relating to the consolidated financial statements, which appears in this Form 10-K.

/s/ BDO USA, LLP
Costa Mesa, California

March 4, 2020